Exhibit 2

October 19, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for Guaranty Bancshares, Inc. (Commission File Number 000-24235), and on February 8, 2001 we reported on the consolidated financial statements of Guaranty Bancshares, Inc. and Subsidiaries as of and for the year ended December 31, 2000. On October 12, 2001, we informed Guaranty Bancshares, Inc. that our partners and employees had merged with McGladrey & Pullen, LLP and we would no longer be the independent auditor for Guaranty Bancshares, Inc. We have read the Guaranty Bancshares, Inc. statements included under Item 4 of its Form 8-K dated October 19, 2001, and we agree with such statements.

Fisk & Robinson, P.C.
Dallas, Texas
October 19, 2001